Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415-445-3233

SIZMEK, INC. INCREASES TOTAL SHARE REPURCHASE AUTHORIZATION TO $30 MILLION

AUSTIN, Texas, March 3, 2015 (GLOBE NEWSWIRE) — Sizmek Inc. (NASDAQ:SZMK), a global open ad management company that delivers multiscreen campaigns, today announced that its Board of Directors has increased the size of the Company’s share repurchase authorization.  With this increase, the Company now has the authority to repurchase up to $30 million of the Company’s common stock in the aggregate.  During the fourth quarter of 2014 the Company repurchased $2 million of its common stock.  As of December 31, 2014 the Company had approximately 30.3 million shares outstanding.

As part of the share repurchase program, shares may be purchased in open market transactions, including through block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).  The timing, manner, price and amount of any repurchases will be determined in the Company’s discretion and will depend on factors such as cash generation from operations, other cash requirements, economic and market conditions, stock price and legal and regulatory requirements.  The share repurchase program does not have an expiration date and may be suspended, terminated or modified at any time for any reason.  The repurchase program does not obligate the Company to acquire any specific number of shares, and all open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases.

About Sizmek

Sizmek Inc. (SZMK) fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, the online business that is now Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across several channels. Sizmek’s open ad management stack, Sizmek MDX, delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects about 17,000 advertisers and 3,500 agencies to audiences, serving more than 1.4 trillion impressions a year. Sizmek operates on the ground in about 60 countries with a team of approximately 900 employees. www.sizmek.com